Filed pursuant to Rule 424(b)(3)
Registration No. 333-239940
PROSPECTUS SUPPLEMENT NO. 57
(to Prospectus dated July 17, 2020)

Nikola Corporation

Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 25, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On May 24, 2023, the closing price of our Common Stock was $0.7717.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 25, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 24, 2023
Nikola Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38495 (Commission File Number)	82-4151153 (I.R.S. Employer Identification No.)
    4141 E Broadway Road
    Phoenix, AZ    85040
    (Address of principal executive offices)    (Zip Code)

(480) 666-1038
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 24, 2023, Nikola Corporation (the “Company”) received written notice (the “Notification Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5450(a)(1) for continued listing on Nasdaq. Nasdaq Listing Rule 5450(a)(1) requires listed securities maintain a minimum closing bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of the Notification Letter, the Company does not currently meet the minimum closing bid price requirement.
The Notification Letter does not impact the Company’s listing on Nasdaq at this time. The Notification Letter states that the Company has 180 calendar days, or until November 20, 2023, to regain compliance with Nasdaq Listing Rule 5450(a)(1). To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days at any time by November 20, 2023. In the event that the Company does not regain compliance by November 20, 2023, the Notification Letter also states that the Company may be eligible for additional time to regain compliance.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 25, 2023

NIKOLA CORPORATION

By:	/s/ Britton M. Worthen
Britton M. Worthen
Chief Legal Officer